Exhibit (d)(1)(8)

[GRAPHIC APPEARS HERE]

TRANSITION INCENTIVE PLAN

OF

ELECTRONIC DATA SYSTEMS CORPORATION

NONQUALIFIED STOCK OPTION AGREEMENT

<NAME>

In recognition of your essential role in the continuing realization of EDS’ goals of sustained growth and dedicated commitment to customer satisfaction, you have been granted an option to purchase shares of EDS Common Stock under the Transition Incentive Plan of Electronic Data Systems Corporation, subject to restrictions, as follows:

Number of Shares	<# of Shares>

Purchase Price per Share	<Price>

This grant is made pursuant to the Nonqualified Stock Option Agreement dated as of <DATE> between EDS and you, which Agreement is attached hereto and made a part hereof.

Transition Incentive Plan

OF

ELECTRONIC DATA SYSTEMS CORPORATION

NONQUALIFIED STOCK OPTION AGREEMENT

This Nonqualified Stock Option Agreement (herein called the “Agreement”) is made and entered into effective as of the date set forth on the immediately preceding page (the “Date of Grant”), by and between Electronic Data Systems Corporation, a Delaware corporation (“EDS” or the “Company”) and the employee of EDS (or any of its subsidiaries) whose name is set forth on the immediately preceding page of this Agreement (“Grantee”). Except as defined herein, capitalized terms shall have the same meaning ascribed to them under the Transition Incentive Plan of Electronic Data Systems Corporation, as from time to time amended (the “Plan”). To the extent that any provision of this Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

1. Award of Option. In order to encourage Grantee’s contribution to the successful performance of the Company, Grantee’s agreement not to disclose confidential and proprietary information relating to EDS and/or its clients, and in consideration of the performance of future services of Grantee to the Company, EDS hereby awards to Grantee as of the Date of Grant, pursuant to the terms of the Plan and this Agreement, an option (the “Option”) to purchase from EDS, at <PRICE> per share (the “Option Price”), the aggregate number of shares of EDS Common Stock set forth on the immediately preceding page of this Agreement (the “Option Shares”), subject to the conditions, restrictions and limitations set forth below and in the Plan. The Option Price and Option Shares are subject to adjustment pursuant to Paragraph 9 below. The Grantee hereby acknowledges and accepts such grant and agrees to accept the Option and if exercised, acquire shares of EDS Common Stock covered thereby, upon such terms and subject to such conditions, restrictions and limitations contained herein and in the Plan.

2. Vesting; Conditions to Exercise.

(a) Subject to termination of the Option or the earlier vesting of the Option pursuant to the terms of this Agreement, on each Annual Vesting Date (as hereinafter defined), Grantee shall become vested in twenty-five percent (25%) of the total number of Option Shares, which shall then be considered Vested Option Shares (as hereinafter defined), and with Grantee able to purchase shares of Common Stock covered thereby.

(b) Subject to the earlier termination of the Option or the earlier vesting of the Option Shares covered thereby pursuant to Paragraphs 3(a) or (b) below, Grantee shall become vested in one hundred percent (100%) of the Option Shares no later than the fourth Annual Vesting Date following the Date of Grant.

(c) Notwithstanding the provisions of Paragraphs 2(a) and (b) above and Paragraph 3 below, Grantee shall become vested in some or all of the Option Shares as of such date or dates as may be expressly determined by the Committee in its sole discretion.

(d) Grantee is entitled to purchase at any time or from time to time shares of Common Stock covered by Vested Option Shares during the period commencing on the applicable Annual Vesting Date upon which such Option Shares first become vested and ending on the tenth (10th) anniversary of the Date of Grant.

(e) The Option shall be considered exercised as to all or a portion of the Vested Option Shares that Grantee is then entitled to purchase on the first business day on which both (i) and (ii) below have occurred:

(ii) Receipt of notice by the Secretary of EDS or a designated administrative agent specifying, among other things, the number of Option Shares to be purchased; and

(ii) Payment to EDS of the Option Price for each Vested Option Share to be purchased in cash or by means of tendering theretofore owned EDS Common Stock or a combination thereof, provided that such previously owned shares of EDS Common Stock (x) are freely transferable and (y) have been owned by the Grantee for at least six-months prior to the tender thereof.

(f) In all cases, exercise of the Option must comply with applicable law.

3. Effect of Certain Events.

(a) If Grantee’s employment with the Company is terminated whether voluntarily or involuntarily for any or no reason (other than by reason of death, Total Disability or Retirement) at any time prior to 5:00 P.M., Plano, Texas on the fourth Annual Vesting Date, then the Option and Grantee’s right to continue to vest in the Option Shares granted hereunder shall terminate, without any payment of consideration by the Company to Grantee. Grantee shall be entitled to purchase only that number of Vested Option Shares that exist as of and on Grantee’s employment termination date at any time or from time to time for the ninety (90) day period following the date of termination.

(b) If Grantee’s employment with the Company is terminated prior to 5:00 P.M., Plano, Texas time, on the fourth Annual Vesting Date because of death, Total Disability or Retirement, then all of the Option Shares not theretofore vested shall immediately be deemed to be Vested Option Shares and the Grantee or the Beneficiary (if any) (as hereinafter defined) or the representative of Grantee’s estate may purchase some or all of the Vested Option Shares, including all Vested Option Shares that exist as of and on Grantee’s employment termination date, for the shorter of (i) the two-year period commencing on the date of the termination, or (ii) the period ending on the tenth (10th) anniversary of the Date of Grant.

(c) If Grantee’s employment with the Company is not terminated, but the scope thereof is modified through a leave of absence, reduction in work hours below that typically expected of a full-time employee or similar modification, then, unless expressly determined otherwise by the Committee in its sole discretion, the Option shall cease to vest pursuant to Paragraph 2(a) above on any Annual Vesting Date during the period that such modification of employment remains in effect. Subject to the termination of the Option pursuant to Paragraphs 3(a) or 3(b) above or the Committee’s determination that Grantee’s employment with the Company has been terminated for purposes of this Agreement, any Vested Option Shares will continue to be exercisable pursuant to Paragraph 2(d) above.

4. Restrictions on Transfer. The Option granted hereunder to Grantee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise. Consistent with the foregoing and except as contemplated by Paragraph 5 below, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If Grantee or Grantee’s Beneficiary (if any) after Grantee’s death shall become bankrupt or attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder other than as contemplated by Paragraph 5 below, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration or any other form of process or involuntary lien or seizure, then such right or benefit shall cease and terminate.

5. Beneficiary Designations. Grantee may file with the Secretary of EDS, on such form as may be prescribed by EDS, a designation of one or more beneficiaries (each, a “Beneficiary”) to whom the right to exercise the Option shall pass in the event of the death of Grantee. Grantee shall have the right to change the Beneficiary or Beneficiaries from time to time; provided, however, that any change shall not become effective until received in writing by the Secretary of EDS. If there is no effective Beneficiary designation on file at the time of Grantee’s death, or if the designated Beneficiary or Beneficiaries have all predeceased Grantee, the right to exercise the Vested Option Shares and to purchase shares of Common Stock shall be determined in accordance with applicable law.

6. Withholding Tax Requirements. To the extent that the grant, vesting, or exercise of this Option or the disposition of shares of Common Stock acquired by exercise of this Option results in compensation income to Grantee, Grantee shall deliver to the Company at the time of such grant, vesting, exercise or disposition such amount of money or shares of stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Grantee fails to do so, the Company is authorized to withhold from any cash or Common Stock remuneration then or thereafter payable to Grantee any tax required to be withheld by reason of such resulting compensation income. The Company is further authorized in its discretion to satisfy any such withholding requirement out of any cash or shares of Common Stock distributable to Grantee upon the exercise of this Option.

7. Sale and Issuance of EDS Common Stock. Grantee agrees that Grantee shall not sell the Vested Option Shares and that EDS shall not be obligated to deliver any shares of EDS Common Stock if counsel to EDS determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of EDS with, any securities exchange or association upon which EDS Common Stock is listed or quoted. EDS shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of EDS Common Stock to comply with any such law, rule, regulation or agreement. Subject to the foregoing and upon written request of Grantee, the Secretary of EDS shall cause delivery of such shares of EDS Common Stock which Grantee is entitled to receive pursuant to this Agreement, provided, however, that the Company shall not be required to deliver shares of such EDS Common Stock until Grantee has complied with his or her obligations to satisfy the applicable withholding tax requirements pursuant to Paragraph 6 above.

8. Prerequisites to Benefits. Neither Grantee nor any person claiming through Grantee shall have any right or interest in the Option awarded hereunder, unless and until all of the terms, conditions and provisions of this Agreement and the Plan which affect Grantee or such other person shall have been complied with as specified herein and therein. Grantee acknowledges that as a condition to receipt of the grant made hereunder, Grantee shall have delivered to the Company an executed copy of this Nonqualified Stock Option Agreement and an executed Executive Non-Competition and Confidentiality Agreement (hereinafter defined).

9. No Rights as a Stockholder Prior to Exercise; No Payment of Dividends or Dividend Equivalents; Adjustments.

(a) Grantee shall not have any right, title or interest in, or be entitled to vote or receive distributions in respect of, or otherwise be considered the owner of, any of the Option Shares covered by the Option unless and until Grantee has purchased the shares of Common Stock covered by the Vested Option Shares in respect of such shares in accordance with the terms of this Agreement and has paid the Option Price per share and all applicable withholding taxes in respect of such shares.

(b) The Option shall be subject to adjustment (including, without limitation, as to the number of Option Shares and Option Price per share) in the sole discretion of the Board of Directors of EDS and in such manner as the Board of Directors of EDS may deem equitable and appropriate in connection with the occurrence of any of the events described in Section 15 of the Plan following the Date of Grant.

10. Certain Definitions. For purposes of this Agreement, the following additional definitions shall be applicable:

“Annual Vesting Date” shall mean with respect to any year, commencing in the year following the Date of Grant and ending in the fourth year following the Date of Grant, the anniversary day of the Date of Grant on which the New York Stock Exchange shall be open for trading (or on the preceding business day if there shall have been no trading on the anniversary date).

“Executive Non-Competition and Confidentiality Agreement” shall mean an agreement between the Company and the Grantee associated with the grant of Option Shares evidenced by this Agreement which contains terms, condition and provisions regarding one or more of (a) competition by the Grantee with the Company; (b) maintenance of confidentiality of the Company’s and/or clients’ information; and (c) such other matters deemed necessary, desirable or appropriate by the Company for such an agreement in view of the rights and benefits conveyed in connection with the grant evidenced by this Agreement.

“Retirement” shall mean the discontinuance of employment with the Company by Grantee upon or after reaching age 62.

“Total Disability” shall be determined by regulation of the Committee from time to time in its sole discretion. In the absence of any such express determination by the Committee, Total Disability shall have the meaning specified in the EDS Long Term Disability Plan or as specified under applicable law.

“Vested Option Shares” shall mean shares of EDS Common Stock covered by the Option awarded pursuant to this Agreement which at the time in question Grantee is entitled to receive upon exercise of the Option and fulfillment of any other term and condition applicable to the Grantee under this Agreement and/or the Plan.

11. Miscellaneous Provisions. For purposes of this Agreement, the following miscellaneous provisions shall be applicable:

(a) Receipt and Review of Transition Incentive Plan Prospectus. Grantee acknowledges receipt of a copy of the Plan Prospectus relating thereto and to the Common Stock. Grantee further acknowledges notice of the terms, conditions, restrictions and limitations contained in the Plan and acknowledges the restrictions set forth in this Agreement.

(b) Conflicts. The Company and Grantee agree to be bound by all of the terms, conditions, restrictions and limitations of the Plan as the same shall be amended from time to time in accordance with the terms thereof, but no such amendment shall, without Grantee’s consent, adversely affect the rights specifically granted Grantee hereunder.

(c) Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein. From and after the death of Grantee, the term “Grantee” shall be deemed to include the Beneficiary of Grantee (if any) or the Grantee’s estate.

(d) Notices. Any notice under this Agreement to the Company shall be addressed to the Secretary of EDS at 5400 Legacy Drive, Plano, Texas 75024-3199 and any notice to Grantee shall be addressed to Grantee at the address listed within the Company employee records system. However, either party may at any time notify the other in writing of a new address for such purpose.

(e) Severability. If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been entered into with the invalid, illegal or unenforceable provision or portion thereof eliminated.

(f) Headings. The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

(g) Equitable Relief. The Company shall be entitled to enforce the terms and provisions of this Agreement by an action for injunction or specific performance or an action for damages or all of them, and any such action, including an action seeking specific performance or injunctive relief, may be brought in Plano, Collin County, Texas.

(h) Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. Any action, suit or proceeding arising out of any claim against the Company under this Agreement shall be brought exclusively in the federal or state courts located in the state in which the Company has its principal business headquarters.

(i) Determinations by Committee. All references in this Agreement to determinations to be made by the Committee shall be deemed to include determinations by any person or persons to whom the Committee may delegate such authority in accordance with the rules adopted thereby. Notwithstanding anything contained in this Agreement to the contrary, the Committee has complete discretion as to whether or not to make any determinations hereunder, and to the extent it or its delegate does so make any determinations, such determinations are final.

(j) No Liability. No member of the Committee or any other person to whom the authority has been delegated shall be liable for anything done or omitted to be done by him or her, by any member of the Committee, or by any officer of the Company in connection with the performance of any duties or responsibilities under the Plan or this Agreement, except for his or her own willful misconduct or as expressly provided by applicable law.

(k) Validity of Agreement. This Agreement shall be valid and binding only if and when it has been duly executed by the Chief Executive Officer of EDS in facsimile signature and by Grantee as provided herein.

(l) Employment Relationship. Notwithstanding any other provisions of this Agreement and unless contrary to applicable law or the terms of a written contract executed by an officer of EDS, employment with EDS is for an indefinite term and may be ended, with or without cause, at any time by either the Grantee or EDS, with or without previous notice. Nothing in this document will be construed to oblige EDS to continue Grantee’s employment for any particular time or under any particular terms and conditions of employment.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written by the Chief Executive Officer of EDS in facsimile signature and by Grantee.

GRANTEE:	ELECTRONIC DATA SYSTEMS CORPORATION:

BY:
Signature		Richard H. Brown, Chief Executive Officer

Printed Name